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              ELEVENTH AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

       AGREEMENT made by and between State Street Bank and Trust Company (the "Transfer Agent") and Sanford C. Bernstein Fund, Inc. (the "Fund").

       WHEREAS the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988, as amended (the "Transfer Agency Agreement"); and

       WHEREAS the Transfer Agent and the Fund desire to amend the Transfer Agency Agreement to add each of the Overlay A Portfolio, Tax-Aware Overlay A Portfolio, Overlay B Portfolio, Tax-Aware Overlay B Portfolio, Tax-Aware Overlay C Portfolio and Tax-Aware Overlay N Portfolio (the "Portfolios") to the list of Portfolios on whose behalf the Transfer Agency Agreement applies;

       NOW THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

       In accordance with Article 8 of the Transfer Agency Agreement, it is mutually agreed that the Transfer Agent shall render services under the Transfer Agency Agreement to the following additional series of the Fund:
Overlay A Portfolio, Tax-Aware Overlay A Portfolio, Overlay B Portfolio, Tax-Aware Overlay B Portfolio, Tax-Aware Overlay C Portfolio and Tax-Aware Overlay N Portfolio.

       IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 27th day of November 2009.

SANFORD C. BERNSTEIN FUND, INC.

By:     /s/ Marilyn G. Fedak
        -------------------------
Name:   Marilyn G. Fedak
Title:  President

STATE STREET BANK AND TRUST
COMPANY

By:     /s/ Joseph C. Antonellis
        -------------------------
Name:   Joseph C. Antonellis
Title:  Vice Chairman